Exhibit 99.1

     UNIVERSAL TECHNICAL INSTITUTE, INC. REPORTS 17% NET REVENUE GROWTH AND 12% OPERATING INCOME IMPROVEMENT FOR THE FIRST QUARTER OF FISCAL 2006,
                   EXCLUDING EQUITY BASED COMPENSATION EXPENSE

PHOENIX, February 8, 2006 - Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the first quarter of fiscal 2006, ended December 31, 2005.

FISCAL 2006 FIRST QUARTER OPERATING PERFORMANCE

Net revenues for the first quarter of fiscal 2006 were $85.5 million, a 16.6% increase from $73.3 million for the same quarter last year. The significant growth drivers during the first fiscal quarter were higher average student enrollment and tuition increases.

Income from operations for the first quarter of fiscal 2006 was $17.3 million excluding equity based compensation expense of $1.0 million as compared to $15.5 million for the first quarter of fiscal 2005, which did not include equity based compensations expense. The year over year increase relates primarily to growth in overall revenue and efficiencies in selling, general and administrative expenses, excluding stock based compensation expense. The increase in income from operations was partially offset by expansion costs during the quarter at the company's new Norwood, MA campus and Sacramento, CA campus.

Income from operations for the first quarter of fiscal 2006 was $16.3 million compared to $15.5 million for the first quarter of fiscal 2005. Fiscal 2006 includes equity based compensation expense of $1.0 million.

Operating margin for the first quarter of fiscal 2006, excluding equity based compensation expense was 20.2%, compared to 21.1% for the same period last year. Operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $2.3 million during the first quarter of fiscal 2006. Operating losses associated with the expansion of Exton, PA, Norwood, MA and Sacramento, CA were $1.1 million during the first quarter of fiscal 2005.

Operating margin for the first quarter of fiscal 2006 including equity based compensation expense was 19.0%, as compared to 21.1% for the same period last year. Fiscal 2006 includes equity based compensation expense of approximately $1.0 million.

Net income for the first quarter of fiscal 2006 was $10.9 million, excluding equity based compensation expense, or $0.38 per diluted share, a 10.8% increase from net income of $9.8 million, or $0.35 per diluted share, for the same quarter in fiscal 2005.

Net income for the first quarter of fiscal 2006, including equity based compensation expense was $10.3 million, or $0.36 per diluted share as compared to net income of $9.8 million, or $0.35 per diluted share, for the same quarter in fiscal 2005.

"We are pleased to report another quarter of steady growth and expansion as we begin fiscal 2006," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "This year began with the opening of our Sacramento, CA campus and the expansion of our Diesel program to Exton, PA. We also continued to grow our Norwood, MA student population reaching approximately 500 students in school after seven months of operation. As UTI continues to grow we remain focused on process improvement that creates efficiencies throughout our company. We are continuing to build a foundation focused on creating and sustaining operational excellence."

BALANCE SHEET

At December 31, 2005, the company had $79.8 million in cash and cash equivalents compared with $52.0 million at the end of fiscal 2005.

At December 31, 2005, the company had shareholders' equity of $107.3 million, compared with shareholders' equity of $95.7 million at the end of fiscal 2005. Cash flow provided by operations was $15.7 million for the quarter ended December 31, 2005 compared with $21.5 million for the first quarter of fiscal 2005. Cash flow provided by operations in the period ended December 31, 2004 included a non-recurring change of $10.4 million related to the release of restricted cash that collateralized a letter of credit with the Department of Education.

STUDENT ENROLLMENT DATA

Average undergraduate enrollment for the three months ended December 31, 2005 was 17,427 students, an increase of 12.3% from 15,525 students for the same period a year ago.

Undergraduate enrollment at the end of the first quarter of fiscal 2006 was 16,533 students, compared with 14,809 students at the end of the first quarter of fiscal 2005.

BUSINESS OUTLOOK

The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below. The company undertakes no obligation to update these expectations.

FISCAL YEAR ENDING SEPTEMBER 30, 2006

The company is targeting a 19% to 21% increase in net revenue for the year ending September 30, 2006 as compared to the prior year. The company is targeting net income margins, excluding the estimated impact of equity based compensation, for fiscal 2006 ranging from 11.5% to 12.0%. The company is targeting net income margins, including the impact of equity based compensation for fiscal 2006, ranging from 10.5% to 11.0%. The ranges include the anticipated impact of the recent gulf coast hurricanes. The above guidance is unchanged from the fiscal 2005 fourth quarter and year end call held on December 12, 2005.

In addition, the company adopted Statement of Financial Accounting Standards No. 123(R) effective October 1, 2005. SFAS No. 123(R) requires the company to recognize equity based compensation expense for all stock option and other equity-based awards. Prior to its adoption of SFAS No. 123(R), the company accounted for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25.

As a result of the company's adoption of SFAS No. 123(R), the company's press release includes certain financial measures that may be deemed "non-GAAP financial measures" under rules of the Securities and Exchange Commission. These non-GAAP financial measures are provided to enhance the reader's overall understanding and provide greater comparability of the company's interim and annual financial performance for fiscal 2006. This information should be considered in conjunction with the company's financial results prepared in accordance with GAAP.

FISCAL YEAR ENDING SEPTEMBER 30, 2007

Looking further ahead, the company expects to sustain revenue growth in the 20% range. The company anticipates this growth will come from three primary sources:

o    Enrollment percentage growth in the mid to high teens per year;

o    Program extension and new elective growth; and

o    Tuition increases of approximately 3% to 5% per year.

In years where the company is adding 2,000 or fewer additional seats it is expected that net income margins will improve slightly. During periods of more aggressive growth, net income margin improvement may slow or there could be slight margin compression for short time-frames. The timing of expansion related expenses in most cases will be incurred prior to generating revenue.

CONFERENCE CALL

Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2006 first quarter results today at 3:00 p.m. Mountain time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI's website and will be archived for 90 days.

ABOUT UNIVERSAL TECHNICAL INSTITUTE

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

              UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (In thousands, except per share amounts)

                                                                    THREE MONTHS ENDED
                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                   2005            2004
                                                               ------------    ------------
Net Revenues                                                   $     85,512    $     73,336

Operating expenses:
       Educational services and facilities                           40,102          33,353
       Selling, general and administrative                           29,159          24,507
                                                               ------------    ------------
                Total operating expenses                             69,261          57,860
                                                               ------------    ------------
Income from operations                                               16,251          15,476
                                                               ------------    ------------
Other (income) expense:
       Interest income                                                 (762)           (258)
       Interest expense                                                  16              41
                                                               ------------    ------------
                Total other expense                                    (746)           (217)
                                                               ------------    ------------
Income from continuing operations and before income taxes            16,997          15,693
Income tax expense                                                    6,732           5,865
                                                               ------------    ------------
Net income available to common shareholders                    $     10,265    $      9,828
                                                               ============    ============
Earnings per share:
Net income per share - basic                                   $       0.37    $       0.35
                                                               ============    ============
Net income per share - diluted                                 $       0.36    $       0.35
                                                               ============    ============
Weighted average number of common shares outstanding:
Basic                                                                27,984          27,797
                                                               ============    ============
Diluted                                                              28,468          28,479
                                                               ============    ============
OTHER DATA:
Depreciation and amortization                                  $      3,239    $      2,201
Number of campuses                                                       10               8
Average undergraduate enrollment                                     17,427          15,525

                                                                   FOR THE PERIOD ENDED
                                                               ----------------------------
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   2005            2005
                                                               ------------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents                                      $     79,816    $     52,045
Current assets                                                 $    113,157    $    103,698
Working capital                                                $     19,495    $     13,817
Total assets                                                   $    215,734    $    200,608
Total long-term debt                                           $          -    $          -
Total debt                                                     $          4    $          6
Total shareholders' equity                                     $    107,339    $     95,733